FORD NEWS



Contact:  Media Inquiries          Stockholder Inquiries
          Christian Vinyard        (800) 555-5259 or
          (313) 322-3428           (313) 845-8540


RELEASE AT 7:30 A.M. (EASTERN) JAN. 29, 1997

                    FORD EARNS $4.4 BILLION IN 1996, UP 7%;
                    FOURTH QUARTER RISES 82% TO $1.2 BILLION


     DEARBORN, Mich., Jan. 29, 1997 -- Ford Motor Company today reported 1996 earnings of $4.4 billion or $3.64 per fully diluted share of common and Class B stock. These results were 7 percent better than 1995's earnings of $4.1 billion or $3.33 a share.

     "This was a year of important progress but continuing challenges," said Chairman and Chief Executive Officer Alex Trotman.

    "We have successfully completed our highest-volume launches in North America and Europe," Trotman said. "Our global product development organization was streamlined from five to three Vehicle Centers. Important new products like Expedition, Ka, and Jaguar XK8 have received strong customer reception. Non-strategic businesses were sold, Financial Services set another earnings record, our balance sheet strengthened further, and we ended the year with a solid fourth quarter."

     In the fourth quarter, Ford's earnings rose 82 percent to $1.2 billion or 99 cents a share. The results include a one-time charge for voluntary separation programs and a partial reversal of a provision for losses on loans to Budget Rent a Car. Excluding these one-time factors, Ford's fourth-quarter earnings were $1.3 billion or $1.10 a share, more than double year-ago results. Fourth-quarter automotive earnings, excluding one-time factors, were $770 million in the U.S., $39 million in Europe, and improved in every major region compared with a year ago.

_______________________________________________________________________________
Investor and Financial Media Relations, World Headquarters, Dearborn, Michigan 48126 Telephone: (313) 322-9600; Fax: (313) 845-0570 Internet:
http://media.ford.com

AUTOMOTIVE OPERATIONS

     Ford's full-year net income from worldwide automotive operations was $1.6 billion, down from $2 billion earned in 1995. The 1996 results reflect a one-time charge of $436 million for the cost of voluntary employee separation programs.

     "Our U.S. operations, which contribute about 65 percent of our automotive revenues, have been on an improving trend for the last three quarters," Trotman said, "and we're addressing challenges in Europe and South America."

     In the U.S., Ford earned $2 billion in 1996, up from $1.8 billion earned in 1995. Outside the U.S., Ford lost $352 million, compared with earnings of $213 million in 1995. Ford's European automotive operations lost $291 million in 1996, compared with a profit of $116 million in 1995. In South America, Ford lost $642 million, compared with a loss of $94 million in 1995.

     "We've strengthened our truck line-up in the U.S. while the market continued to shift from cars to trucks," Trotman noted.

     About 55 percent of Ford's U.S. automotive sales in 1996 were trucks. With sales of more than 780,000, F-Series was the best-selling vehicle in America for the 15th year in a row. Explorer sales were more than 402,000, the new Mountaineer added 26,700, and the all-new Expedition, introduced in October, already is the best seller in its segment despite constrained manufacturing capacity. Taurus retained its position as best-selling car in America for the fifth straight year.

     Three of America's top four vehicles in 1996 were built by Ford, as were five of the top 10. These sales successes were accomplished with no increase in total marketing costs as a percentage of revenue.

     Outside the U.S., Trotman said that Ford faces a highly competitive market in Europe, while launching a virtually new automotive company in South America.

     "Europe is tough for everyone," Trotman said, "but we expect better results in 1997." The European markets have seen a shift to low-end cars and increasingly high incentives from most manufacturers.

     In 1996, Ford strengthened the product line-up with a new Fiesta, a new small car -- the Ka -- and an updated Mondeo. Aggressive cost reductions are under way, including vehicle cost reductions and the rationalization of manufacturing capacity.

     The challenges Ford faces in South America stem from the dissolution of Autolatina in 1995. Ford is in the process, in effect, of launching a new company in Brazil and Argentina. Autolatina was a joint-venture company formed in 1987 with Volkswagen and was dissolved by mutual agreement.

     "We have the right plans in Brazil and Argentina to restore our strength and profitability, although we know it will take some time as we introduce new products, build a new organization, and restore the dealer body," Trotman said. "The new products are generating sales momentum. Overall, we are on track."

FINANCIAL SERVICES

     The Financial Services Group earned a record $2.8 billion in 1996 compared with $2.1 billion in 1995. Earnings in 1996 include a net one-time gain of $512 million, reflecting a gain of $650 million from the initial public offering of
19.3 percent of The Associates common stock, a gain of $95 million from the sale of essentially all the assets of USL Capital and a net charge of $233 million from the write-down for Budget Rent a Car. Without the one-time actions, Financial Services still set a record for the year.

     Ford Credit earned $1.4 billion in 1996, down $138 million from 1995. The lower results reflect increased credit losses, consistent with industry trends. On Jan. 28, The Associates reported its 22nd year of increased earnings with record profits of $857 million in 1996, up 19 percent. As the majority shareholder, Ford's share was $745 million.

FOURTH-QUARTER RESULTS

     Fourth-quarter earnings of $1.2 billion or 99 cents per fully diluted share of common and Class B stock compare with $660 million or 48 cents a share in the fourth quarter of 1995. A fourth-quarter charge of $336 million for voluntary separation costs is offset by a partial reversal of a second-quarter provision for losses on loans to Budget Rent a Car ($204 million).

     U.S. automotive operations continued to improve, with earnings of $628 million for the fourth quarter, compared with $168 million for the same period last year. Outside the U.S., automotive operations lost $238 million, compared with a loss of $152 million for the same period last year, reflecting higher losses in Europe and South America.

     For the Financial Services Group, fourth-quarter earnings were $814 million, compared with $644 million in the same period a year ago. The 1996 results include a favorable $204 million adjustment for Budget Rent a Car.

     Ford Credit earned $385 million, compared with $455 million last year. The Associates' earnings grew 20 percent to a record $234 million, compared to $195 million earned in the fourth quarter last year. Ford's fourth-quarter share was $190 million.

LOOKING AHEAD

     "We're starting 1997 in a much stronger competitive position," Trotman noted. "We have a tough business plan in place. We expect automotive earnings to improve in 1997, driven by a strong product line-up and company-wide efforts to lower costs."

     "Our agenda is straightforward," Trotman said. "The first priority is to improve near-term automotive results."

     "Second," Trotman continued, "we want to continue to grow the earnings of our Financial Services Group. It's clearly one of our undervalued strengths."

     "We have a great deal of energy devoted to meeting our near-term objectives," Trotman said. "Everything we do is designed to maximize the quality and value of our products for our customers and, over time, create value for our shareholders."


                                      # # #

                       SUMMARY OF 1996 COMPARED WITH 1995
Overview
--------
Total earnings were $4.4 billion, up 7 percent from earnings of $4.1 billion in 1995.

Fully diluted earnings per share were $3.64, compared with $3.33 a share.

Worldwide sales and revenues were $147 billion, compared with $137.1 billion.

Stockholders' equity at year-end was $26.8 billion, compared with $24.5 billion.

Automotive
----------
Net income from worldwide automotive operations was $1.6 billion, compared with $2 billion in 1995.

Net income from U.S. automotive operations was $2 billion, compared with $1.8 billion. A record 2.1 million trucks were sold in the U.S. in 1996, surpassing 1995's peak by nearly 85,000. Ford Division sold nearly 3.3 million vehicles in 1996 for its best sales year in history.

Automotive operations outside the U.S. lost $352 million, compared with a profit of $213 million.

Worldwide vehicle unit sales were 6,653,000 in 1996, about equal to 1995's unit sales of 6,606,000. Revenues in 1996 were $118 billion, up 7 percent from 1995's revenues of $110.5 billion.

Combined full-year car and truck share in the U.S. was 25.2 percent, compared with 25.6 percent. In the fourth quarter, U.S. market share was 26.2 percent, compared with 24.9 percent in 1995.

Combined car and truck share in Europe was 11.8 percent, compared with 12.2 percent.

Financial Services Group
------------------------
The Financial Services Group earned a record $2.8 billion, compared with $2.1 billion in 1995.

Ford Credit earned $1.441 billion, compared with $1.579 billion.

The Associates earned a record $857 million, compared with $723 million in 1995.

Hertz earned a record $159 million in 1996, up 51 percent over 1995.

Automotive Balance Sheet
------------------------
Cash and marketable securities was a record $15.4 billion, compared with $12.4 billion.

Debt was $8.2 billion, compared with $7.3 billion.

Net cash was a record $7.2 billion, compared with $5.1 billion.

Capital spending was $8.2 billion or 7 percent of revenue, compared with $8.7 billion or 7.9 percent of revenue.


                                                 Ford Motor Company and Subsidiaries

                                                             HIGHLIGHTS
                                                             ----------



                                                           Fourth Quarter                         Full Year
                                                      -------------------------          --------------------------
                                                       1996              1995             1996               1995
                                                      -------           -------          -------            -------
                                                            (Unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
 (Unaudited)
- United States                                        1,006               955             3,897              3,993
- Outside United States                                  747               635             2,756              2,613
                                                       -----             -----             -----              -----
   Total                                               1,753             1,590             6,653              6,606
                                                       =====             =====             =====              =====

Sales and revenues (in millions)
- Automotive                                         $31,505           $27,597          $118,023           $110,496
- Financial Services                                   7,328             6,950            28,968             26,641
                                                     -------           -------          --------           --------
   Total                                             $38,833           $34,547          $146,991           $137,137
                                                     =======           =======          ========           ========

Net income (in millions)*
- Automotive                                         $   390           $    16          $  1,655           $  2,056
- Financial Services                                     814               644             2,791              2,083
                                                     -------           -------          --------           --------
   Total                                             $ 1,204           $   660          $  4,446           $  4,139
                                                     =======           =======          ========           ========

Capital expenditures (in millions)
- Automotive                                         $ 2,413           $ 2,472          $  8,209           $  8,676
- Financial Services                                      93                98               442                321
                                                     -------           -------          --------           --------
   Total                                             $ 2,506           $ 2,570          $  8,651           $  8,997
                                                     =======           =======          ========           ========

Automotive capital expenditures
 as a percentage of sales                                7.7%              9.0%              7.0%               7.9%

Stockholders' equity at December 31
- Total (in millions)                                $26,762           $24,547          $ 26,762           $ 24,547
- After-tax return on Common and
   Class B stockholders' equity                         18.4%             10.9%             17.6%              18.2%

Automotive cash and marketable securities
 at December 31 (in millions)                        $15,414           $12,406          $ 15,414           $ 12,406

Automotive debt at December 31
 (in millions)                                       $ 8,156           $ 7,307          $  8,156           $  7,307

After-tax return on sales
- U.S. Automotive                                        3.2%              0.9%              2.7%               2.5%
- Total Automotive                                       1.3               0.1               1.4                1.9

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                           1,187             1,136             1,179              1,071
- Number outstanding at December 31                    1,188             1,159             1,188              1,159

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income/(loss) assuming full dilution
- Automotive                                         $  0.32           $ (0.06)         $   1.33           $   1.59
- Financial Services                                    0.67              0.54              2.31               1.74
                                                     -------           -------          --------           --------
   Total                                             $  0.99           $  0.48          $   3.64           $   3.33
                                                     =======           =======          ========           ========

Cash dividends                                       $ 0.385           $  0.35          $   1.47           $   1.23



- - - - -
*One-time factors included in net income
   (in millions):

  Automotive
  - Employee separation programs                     $  (336)          $  (129)         $   (436)          $   (146)
  - Autolatina dissolution                                 -               230                 -                230

  Financial Services
  - Sale of The Associates' common stock                   -                 -               650                  -
  - Sale of USL Capital's assets                           -                 -                95                  -
  - Net write-down for Budget Rent a Car
     Corporation                                         204                 -              (233)                 -
                                                     -------           -------          --------           --------
   Total                                             $  (132)          $   101          $     76           $     84
                                                     =======           =======          ========           ========

                                                 Ford Motor Company and Subsidiaries

                                                         VEHICLE UNIT SALES
                                                         ------------------

                                          For the Periods Ended December 31, 1996 and 1995
                                                           (in thousands)



                                                            Fourth Quarter                       Full Year
                                                      --------------------------        ---------------------------
                                                        1996              1995            1996               1995
                                                      --------          --------        --------           --------
                                                             (Unaudited)                        (Unaudited)
NORTH AMERICA
United States
  Cars                                                    428               434           1,656              1,767
  Trucks                                                  578               521           2,241              2,226
                                                        -----             -----           -----              -----
   Total United States                                  1,006               955           3,897              3,993

Canada                                                     84                76             258                254
Mexico                                                     28                11              67                 32
                                                        -----             -----           -----              -----

   Total North America                                  1,118             1,042           4,222              4,279

EUROPE
Britain                                                   140               125             516                496
Germany                                                   106                84             436                409
France                                                     47                41             194                165
Italy                                                      51                54             180                193
Spain                                                      41                31             155                160
Other countries                                           103                74             339                286
                                                        -----             -----           -----              -----

   Total Europe                                           488               409           1,820              1,709

OTHER INTERNATIONAL
Brazil                                                     48                48             190                201
Australia                                                  31                32             138                139
Taiwan                                                     14                16              86                106
Argentina                                                  21                14              64                 48
Japan                                                      11                13              52                 57
Other countries                                            22                16              81                 67
                                                        -----             -----           -----              -----
   Total other international                              147               139             611                618
                                                        -----             -----           -----              -----

Total worldwide vehicle unit sales                      1,753             1,590           6,653              6,606
                                                        =====             =====           =====              =====



Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.



                                       Ford Motor Company and Subsidiaries

                                          CONSOLIDATED STATEMENT OF INCOME
                                          --------------------------------

                                For the Years Ended December 31, 1996, 1995 and 1994
                                       (in millions, except amounts per share)


                                                                         1996             1995              1994
                                                                       --------         --------          --------
AUTOMOTIVE
Sales                                                                  $118,023         $110,496          $107,137

Costs and expenses:
Costs of sales                                                          108,882          101,171            95,887
Selling, administrative and other expenses                                6,625            6,044             5,424
                                                                       --------         --------          --------
   Total costs and expenses                                             115,507          107,215           101,311

Operating income                                                          2,516            3,281             5,826

Interest income                                                             841              800               665
Interest expense                                                            695              622               721
                                                                       --------         --------          --------
   Net interest income/(expense)                                            146              178               (56)
Equity in net (loss)/income of affiliated companies                          (6)            (154)              271
Net expense from transactions with Financial Services                       (85)            (139)              (44)
                                                                       --------         --------          --------

Income before income taxes - Automotive                                   2,571            3,166             5,997

FINANCIAL SERVICES
Revenues                                                                 28,968           26,641            21,302

Costs and expenses:
Interest expense                                                          9,704            9,424             7,023
Depreciation                                                              6,875            6,500             4,910
Operating and other expenses                                              6,217            5,499             4,607
Provision for credit and insurance losses                                 2,564            1,818             1,539
Asset write-downs and dispositions                                          121                -               475
                                                                       --------         --------          --------
   Total costs and expenses                                              25,481           23,241            18,554
Net revenue from transactions with Automotive                                85              139                44
Ga in on sale of The Associates' common stock                               650                -                 -
                                                                       --------         --------          --------

Income before income taxes - Financial Services                           4,222            3,539             2,792
                                                                       --------         --------          --------

TOTAL COMPANY
Income before income taxes                                                6,793            6,705             8,789

Provision for income taxes                                                2,166            2,379             3,329
                                                                       --------         --------          --------

Income before minority interests                                          4,627            4,326             5,460

Minority interests in net income of subsidiaries                            181              187               152
                                                                       --------         --------          --------

Net income                                                             $  4,446         $  4,139          $  5,308
                                                                       ========         ========          ========

Income attributable to Common and Class B Stock
 after preferred stock dividends                                       $  4,381         $  3,839          $  5,021

Average number of shares of Common and Class B Stock outstanding          1,179            1,071             1,010

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Income                                                                 $   3.72         $   3.58          $   4.97

Income assuming full dilution                                          $   3.64         $   3.33          $   4.44

Cash dividends                                                         $   1.47         $   1.23          $   0.91


                                                 Ford Motor Company and Subsidiaries

                                                     CONSOLIDATED BALANCE SHEET
                                                     --------------------------
                                                            (in millions)
                                                                                     December 31,          December 31,
                                                                                         1996                  1995
                                                                                   ---------------       ---------------
 ASSETS
Automotive:
Cash and cash equivalents                                                             $  3,578              $  5,750
Marketable securities                                                                   11,836                 6,656
                                                                                      --------              --------
   Total cash and marketable securities                                                 15,414                12,406

Receivables                                                                              3,635                 3,321
Inventories                                                                              6,656                 7,162
Deferred income taxes                                                                    3,296                 2,709
Other current assets                                                                     3,193                 1,483
Net current receivable from Financial Services                                               0                   200
                                                                                      --------              --------
   Total current assets                                                                 32,194                27,281

Equity in net assets of affiliated companies                                             2,483                 2,248
Net property                                                                            33,527                31,273
Deferred income taxes                                                                    4,429                 4,802
Other assets                                                                             7,025                 7,168
                                                                                      --------              --------
   Total Automotive assets                                                              79,658                72,772

Financial Services:
Cash and cash equivalents                                                                3,689                 2,690
Investments in securities                                                                2,307                 4,553
Net receivables and lease investments                                                  161,906               149,694
Other assets                                                                            14,834                13,574
Net receivable from Automotive                                                             473                     0
                                                                                      --------              --------
   Total Financial Services assets                                                     183,209               170,511
                                                                                      --------              --------

   Total assets                                                                       $262,867              $243,283
                                                                                      ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive:
Trade payables                                                                        $ 11,735              $ 11,260
Other payables                                                                           2,206                 1,976
Accrued liabilities                                                                     16,587                13,392
Income taxes payable                                                                       508                   316
Debt payable within one year                                                             1,661                 1,832
Net current payable to Financial Services                                                  473                     0
                                                                                      --------              --------
   Total current liabilities                                                            33,170                28,776

Long-term debt                                                                           6,495                 5,475
Other liabilities                                                                       26,793                25,677
Deferred income taxes                                                                    1,225                 1,186
                                                                                      --------              --------
   Total Automotive liabilities                                                         67,683                61,114

Financial Services:
Payables                                                                                 4,695                 5,476
Debt                                                                                   150,205               141,317
Deferred income taxes                                                                    4,338                 3,831
Other liabilities and deferred income                                                    8,504                 6,116
Net payable to Automotive                                                                    0                   200
                                                                                      --------              --------
   Total Financial Services liabilities                                                167,742               156,940

Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures
 of the Company                                                                            680                   682

Stockholders' equity:
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $694 million and $1,042 million)                                 *                     *
 Common Stock, par value $1.00 per share
  (1,118 million and 1,089 million shares issued)                                        1,118                 1,089
 Class B Stock, par value $1.00 per share (71 million shares issued)                        71                    71
Capital in excess of par value of stock                                                  5,268                 5,105
Foreign currency translation adjustments and other                                         (29)                  594
Earnings retained for use in business                                                   20,334                17,688
                                                                                      --------              --------
   Total stockholders' equity                                                           26,762                24,547
                                                                                      --------              --------

   Total liabilities and stockholders' equity                                         $262,867              $243,283
                                                                                      ========              ========

- - - - -
*Less than $500,000

                                                 Ford Motor Company and Subsidiaries

                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                ------------------------------------

                                        For the Years Ended December 31, 1996, 1995 and 1994
                                                            (in millions)


                                                      1996                       1995                      1994
                                             -----------------------    ----------------------    ----------------------
                                                           Financial                 Financial                 Financial
                                             Automotive    Services     Automotive   Services     Automotive   Services
                                             ----------    ---------    ----------   ---------    ----------   ---------
Cash and cash equivalents at January 1       $ 5,750       $   2,690    $ 4,481      $  1,739     $ 5,667      $  2,555

Cash flows from operating activities           6,576          12,776      8,849        12,322       7,542         9,087

Cash flows from investing activities
 Capital expenditures                         (8,209)           (442)    (8,676)         (321)     (8,310)         (236)
 Purchase of leased assets                      (195)              -          0             -           0             -
 Acquisitions of other companies                   0            (166)         0             0           0          (485)
 Acquisitions of receivables and lease
  investments                                      -        (108,713)         -       (99,967)          -       (90,824)
 Collections of receivables and
  lease investments                                -          82,024          -        71,149           -        61,111
 Net acquisitions of daily rental vehicles         -          (1,759)         -        (1,459)          -          (924)
 Net proceeds from USL Capital asset
  sales                                            -           1,157          -             -           -             -
 Purchases of securities                          (6)         (8,020)       (51)       (6,274)       (412)      (10,688)
 Sales and maturities of securities                7           9,863        325         5,052         511         9,649
 Proceeds from sales of receivables and
  lease investments                                -           2,867          -         4,360           -         3,622
 Net investing activity with Financial Services  416               -        (19)            -         355             -
 Other                                          (586)            (45)       558          (184)       (331)          196
                                             --------      ---------    --------     --------     -------      --------
   Net cash used in investing activities      (8,573)        (23,234)    (7,863)      (27,644)     (8,187)      (28,579)

Cash flows from financing activities
 Cash dividends                               (1,800)              -     (1,559)            -      (1,205)            -
 Issuance of Common Stock                        192               -        601             -         715             -
 Issuance of Common Stock of a
  subsidiary                                       -           1,897          -             -           -             -
 Changes in short-term debt                      151           3,224        413         5,884        (795)       10,314
 Proceeds from other debt                      1,688          22,247        300        23,854         158        21,885
 Principal payments on other debt             (1,031)        (14,428)      (177)      (11,489)        (75)      (14,088)
 Net financing activity with Automotive            -            (416)         -            19           -          (355)
 Receipts from annuity contracts                   -               -          -           283           -         1,124
 Net (redemption)/issuance of subsidiary
  company preferred stock                          -               -          -        (1,875)          -           417
 Other                                            37            (278)       121           102          31          (554)
                                             -------       ---------    -------      --------     -------      --------
   Net cash (used in)/provided by financing
    activities                                  (763)         12,246       (301)       16,778      (1,171)       18,743

Effect of exchange rate changes on cash          (85)           (116)       107           (28)        397           166
Net transactions with Automotive/
 Financial Services                              673            (673)       477          (477)        233          (233)
                                             -------       ---------    -------      --------     -------      --------

   Net (decrease)/increase in cash and
    cash equivalents                          (2,172)            999      1,269           951      (1,186)         (816)
                                             -------       ---------    -------      --------     -------      --------

Cash and cash equivalents at December 31     $ 3,578       $   3,689    $ 5,750      $  2,690     $ 4,481      $  1,739
                                             =======       =========    =======      ========     =======      ========